Exhibit          99.1          Press Release


Environmental Safeguards Names Thompson Chief Financial Officer
Friday September 13, 9:05 am ET
HOUSTON, Sept. 13 /PRNewswire-FirstCall/ -- Environmental Safeguards, Inc. (Amex: EVV - News), a soil remediation and hydrocarbon recycling firm
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headquartered here, today announced the appointment of Michael D. Thompson as chief financial officer.
Prior to joining Environmental Safeguards, Inc. in July 2002, Mr. Thompson was the chief operating officer of Outsourcing Services, Inc., an accounting outsourcing and consulting firm, since January 1977, having previously served for approximately six years as CFO of The Hanover Company, an integrated, national real estate development concern. Both companies are based in Houston. Mr. Thompson is a certified public accountant and holds a B.B.A. (with honors) from the University of Texas.


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